EXHIBIT 10.3
                                                             ------------


   NEWELL RUBBERMAID INC. MANAGEMENT CASH BONUS PLAN
   -------------------------------------------------

        The following is a description of the Newell Rubbermaid Inc. Management Cash Bonus Plan ("Bonus Plan"), effective January 1, 2002. The Bonus Plan (the principal provisions of which are attached hereto) provides for the payment of annual cash bonuses to employees who are considered to be management level and are selected by the Committee.

        The Bonus Plan is administered by the Organizational Development & Compensation Committee or if the Committee is not comprised of "outside directors" as defined in Section 162(m), then by a subset of the Committee comprised of at least two "outside directors" (the "Committee"). The Committee has full authority to select the employees eligible for bonus awards under the Bonus Plan, determine when the employee's participation in the Bonus Plan will begin, and determine the performance goals pursuant to which bonus amounts will be determined.

        The Bonus Plan provides that for a calendar year the Committee will establish corporate performance goals and a bonus payment schedule detailing the amount that may be paid to each participant based upon the level of attainment of the performance goals. Bonus payments will be made only upon the Committee's determination that the performance goals for the calendar year were achieved. The performance goals may be based on one or more of the following business criteria: earnings per share; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; and expense management. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. The performance goals may be particular to one or more subsidiaries or divisions or may be based on the performance of the Company and its subsidiaries as a whole.

        In 2002, payments to participants were based on a combination of cash flow, operating income and earnings per share. In 2003, payments to participants are based on a combination of sales growth, operating income, cash flow and earnings per share.

        The bonus amount payable is a percentage of salary based upon an employee's participation category and the level of attainment of the applicable performance goals, as reflected in the table below. Performance below the target levels will result in lower or no bonus payments. No award will be paid for any calendar year or portion thereof to a participant whose employment with the Company terminates during the year for a reason other than retirement, disability, death or other reason approved by the Committee. In all cases, the Committee must approve final bonus awards and can reduce a bonus payment in its discretion. The Company retains the right to terminate an employee's participation in the Bonus Plan at any time, in which case no bonus may be paid.


                                    Bonus as a Percentage of Salary if         Maximum Bonus as a
      Participation Category          Targets Achieved at 100% Level          Percentage of Salary
      ----------------------       -----------------------------------        --------------------
               A/A*                               134.0%                            150.0%
               A/B**                              100.5%                            120.6%
               A/C**                               80.0%                             96.0%
                A**                                67.0%                             80.4%
               B/C**                               50.0%                             60.0%
                B**                                33.5%                             40.2%


   ___________
   * Applies to the Company's Chief Executive Officer of the Company beginning 2003.

   ** Applies to participants as determined by the Committee. A/B included all named executive officers in 2002 and all named officers other than the Chief Executive Officer in 2003.





























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                Newell Rubbermaid Management Cash Bonus Plan
                --------------------------------------------

   1.   Name
        ----

        Newell Rubbermaid Management Cash Bonus Plan

   2.   Effective Date of Revisions
        ---------------------------

        January 1, 2002

   3.   Purpose
        -------

        To provide an incentive for key employees to improve Company performance by making them participants in the financial success of the Company.

   4.   Definitions
        -----------

        a. The term "Company" means Newell Rubbermaid and its subsidiaries.

        b.   The term "Board" means the Board of Directors of Newell
             Rubbermaid.

        c. The term "Plan" means the arrangement described by these specifications to be known as Newell Rubbermaid Management Cash Bonus Plan.

        d.   The term "Plan Year" means a calendar year of the Company.

        e. The term "Compensation" means a Participant's base annual salary earned during a Plan Year while a participant, exclusive of commissions and bonuses.

        f. The term "Committee" means the Executive Compensation Committee of the Board.

        g. The term "Participant" means any active "regular" key employee of the Company or any of its subsidiaries who has been selected by the Committee as eligible to receive incentive compensation under the Plan.

        h. The term "Deferred Account" means the bookkeeping reserve account on the books of the Company to which deferred incentive awards under this Plan are credited.



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   5.   Eligibility and Participation
        -----------------------------

        Employees selected by the Committee as eligbile to receive incentive compensation under the Plan shall be Participants.

        When the Committee selects an employee to become a Participant under the Plan, it shall designate the date as of which his/her participation shall begin.

   6.   Annual Incentive Awards
        -----------------------

        At the end of each Plan Year, the incentive compensation to be awarded to each Participant shall be determined by multiplying their base compensation for the Plan Year by the appropriate Corporate or Divisional financial results percentage based on achievement of pre-determined goals.

   7.   Bonus Plan Awards
        -----------------

        When an employee is selected to become a Participant under the Plan, they will be eligible to receive incentive awards based on the following: A/B (100.5%); A/C (80.0%); A (67.0%); B/C
        (50.0%); and B (33.5%).

   8.   Plan Limitations
        ----------------

        Notwithstanding anything herein to the contrary, for Plan purposes, no award will be made for a Plan Year to a Participant whose employment terminated during the year unless the terminations was due to retirement, disability, death or any other cause approved by the Committee.

   9.   Payment of Incentive Awards
        ---------------------------

        A Participant's award for a Plan Year under the Plan shall be paid in cash to the Participant, or his beneficiary or beneficiaries in the event of his death, as soon as practical after the end of the Plan year, unless he elects to have a part or all of the award deferred as provided below.

   10.  Deferral of Awards
        ------------------

        In lieu of receiving an award as provided in Item 9 above, a participant may elect to defer all or part of his bonus in accordance with the 2002 Newell Rubbermaid Deferred Compensation Plan.

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   11.  Management Rights
        -----------------

        Corporate Management reserves the right to cancel eligibility of a bonus participant at any time and refuse bonus payment for any reason.

   12.  Amendments
        ----------

        The board may either modify or eliminate the Plan if in its judgment such modification or elimination does not materially or adversely affect the best interests of the Company or of the shareholders; provided, that such modification or elimination shall not affect the obligation of the company to pay any contingent compensation after it has been awarded.

   13.  Employment Rights
        -----------------

        Nothing contained in the Plan shall be construed as conferring a right upon any employee to be continued in the employment of the Company.






























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